EXHIBIT 19

AXON ENTERPRISE, INC.
INSIDER TRADING POLICY
Effective as of February 26, 2025
INTRODUCTION
Axon Enterprise, Inc. (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (this “Policy”).
Legal prohibitions on insider trading
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.
Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.
These illegal activities are commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.
In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
Detection and prosecution of insider trading
The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, the National Association of Securities Dealers and the Nasdaq Stock Market use sophisticated electronic surveillance techniques, including aided by “big data” and artificial intelligence technologies, to investigate and detect insider trading, and the SEC, the U.S. Department of Justice and state justice officials pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.
Penalties for violation of insider trading laws and this Policy
Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:
•damages in a private lawsuit;
•disgorging any profits made or losses avoided;
•imprisonment for up to 20 years;
•criminal fines of up to $5 million for individuals and $25 million for entities;
•civil fines of up to three times the profit gained or loss avoided;
•a bar against serving as an officer or director of a public company; and
•an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.
Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of $2,479,282 or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.
Company disciplinary actions. An allegation of insider trading can have damaging consequences for both the person accused and also any company they are affiliated with. Accordingly, the Company takes even the appearance of insider trading very seriously. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.
Compliance Officer
Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Legal Officer of the Company (“Compliance Officer”). The Compliance Officer is generally responsible for the administration of this Policy. In the absence of the Chief Legal Officer, the Chief Financial Officer of the Company shall serve as the Compliance Officer. The Compliance Officer may select others to assist with the execution of his or her duties.
Reporting violations
It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to the Compliance Officer at 17800 N. 85th Street, Scottsdale, AZ 85255. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.
Personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY
Persons covered by this Policy
This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family1, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control2. You are responsible for making sure that these other individuals and entities comply with this Policy.
Types of transactions covered by this Policy
Except as discussed in the section entitled “Limited Exceptions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies (including, without limitation, companies with which Axon has a business relationship or in which Axon holds a strategic investment) as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), forward transactions, hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.
Responsibilities regarding the nonpublic information of other companies
This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.
Applicability of this Policy after your departure
You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period. The pre-clearance procedures will cease to apply to transactions in the Company’s securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service. The Company may also require that you transfer any Company common stock held in a Company-established brokerage account to a personal brokerage account prior to trading such Company common stock.
1 For purposes of this Policy, immediate family includes (a) family members who reside in the same household with you (including a spouse or domestic partner, and children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, but only if they reside in the same household with you), (b) children of you or of your spouse who do not reside in the same household with you but are financially dependent upon you, and (c) any other family members who do not reside in your household but whose transactions are directed by you.
2 For purposes of this Policy, entities you control include entities controlled by you and/or by your immediate family, including any estate planning trust for which you and/or any of your immediate family serves as trustee, and other trusts, corporations, partnerships, and other entities (including investment clubs) at which you and/or any of your immediate family hold a majority of the voting power or a majority of the seats on the board (or similar governing body) or for which you and/or any of your immediate family have a practical ability to make all investment decisions, whether as an officer or employee, by contract, or otherwise.

No exceptions based on personal circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
MATERIAL NONPUBLIC INFORMATION
“Material” information
Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, sell, vote or make any other investment decision regarding securities or other financial instruments or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security or other financial instrument. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:
•Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•Significant related party transactions;
•Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether actual or threatened;
•Pending or threatened significant litigation, or the resolution of such litigation;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company; and
•Major personnel changes, such as changes in senior management or lay-offs.
If you have any questions as to whether information should be considered “material”, you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.
“Nonpublic” information
Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.

The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.
POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION
Confidentiality of nonpublic information
The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.
You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department.
All officers, employees and agents of the Company are required to sign and comply with their contract for employment or service
No trading on material nonpublic information
Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.
Company trading
The Company will not, directly or indirectly, buy or sell the Company’s securities while in possession of material nonpublic information related to the Company unless such trading activity otherwise complies with all applicable securities laws.
No disclosing material nonpublic information for the benefit of others
You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.
Obligation to disclose material nonpublic information to the Company
You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions”, unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the

Company, and that senior management is not aware of, to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible.
Responding to outside inquiries for information
In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s communications policy for more details.
TRADING BLACKOUT PERIODS
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.
It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.
Quarterly blackout periods
Except as discussed in the section entitled “Limited Exceptions”, directors, executive officers and other employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods begin at the end of the last trading day that is two weeks before the last day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter (and, in the case of the fourth quarter, the preceding year). This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special blackout periods
From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
The Company will notify those persons subject a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, and should not disclose to others the fact of such suspension of trading.

Regulation BTR blackouts
Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.
The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
No “safe harbors”
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
PRE-CLEARANCE OF TRADES
Except as discussed in the section entitled “Limited Exceptions”, directors and executive officers, as well as any other individual as may be identified by the Compliance Officer, shall refrain from engaging in any transaction, including gifts, involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. Even if pre-cleared to trade, such individual may not trade in the Company’s securities while in possession of material nonpublic information. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Financial Officer has pre-cleared the transaction.
Discretionary purchases or sales of the Company’s securities by the Company require pre-clearance.
These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”) and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.
The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.
ADDITIONAL RESTRICTIONS AND GUIDANCE
This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.
Short sales
Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.
Derivative securities and hedging transactions
You are prohibited from engaging in transactions in publicly-traded put options. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.
Transactions in put derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in put derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws if not careful.
Placing open orders with brokers
Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.
Short-term trading
You may not engage in any purchase and sale or sale and purchase of the Company’s securities within thirty (30) calendar days (or six (6) months or such other time period as required by the Exchange Act if you are a director or executive officer subject to Section 16 of the Exchange Act) where such subsequent transaction results in an investment gain to the individual placing the transaction. Short-term trading of the Company’s securities may be distracting and may unduly focus you on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.
Pledging securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or is otherwise not permitted to trade in the Company’s securities, any pledging arrangement must comply with all applicable insider trading policies and pre-clearance procedures.
You may not pledge as collateral for a loan more than 25% of your total Company stock holdings at the time such loan or loans are originated. Individuals subject to the pre-clearance procedures outlined in the section entitled “Pre-Clearance of Trades” above must obtain approval from the Compliance Officer prior to pledging any Company stock. Any pledges made prior to the effective date of this Policy, 2025 are not subject to the foregoing 25% limitation.
Gifts of the Company’s securities
Gifts of the Company’s securities are prohibited by individuals when in possession of material nonpublic information or during a blackout period unless the donee expressly agrees it will not make any transaction with the Company’s securities while the donor is in possession of material nonpublic information.

LIMITED EXCEPTIONS
The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.
Transactions pursuant to a trading plan that complies with SEC rules
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements as set forth in Rule 10b5-1 under the Exchange Act (each, a “10b5-1 trading plan”). In general, these rules provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities in good faith when you are not aware of material nonpublic information and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.
Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1 and (ii) is approved by the Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy.
However, a 10b5-1 trading plan, as well as any changes or amendments to the trading plan, must be adopted outside of a blackout period and the 10b5-1 trading plan must include a representation certifying that, on the date the 10b5-1 trading plan is adopted, the plan owner is not aware of material, nonpublic information relating to the Company and the 10b5-1 trading plan is adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
Each 10b5-1 trading plan for directors and Section 16 officers (as defined in Rule 16a-1(f) of the Exchange Act) must provide that no purchases or sales shall occur until the expiration of a cooling-off period consisting of the later of: (1) 90 days after the date the 10b5-1 trading plan is adopted, or (2) two business days after the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 trading plan was adopted. For all other individuals, no purchases or sales shall occur until the expiration of a cooling-off period that is 30 days after the date the 10b5-1 trading plan is adopted.
An individual may not enter into multiple 10b5-1 trading plans providing for transactions during overlapping periods except with respect to:
•separate contracts with different broker-dealers or other agents acting on behalf of the individual that may be treated as a single 10b5-1 trading plan;
•one later commencing 10b5-1 trading plan under which trading is not authorized to begin until after all trades under the earlier commencing 10b5-1 trading plan are completed or expire without execution; and
•a 10b5-1 trading plan providing for an “eligible sell-to-cover transaction" as allowed under Rule 10b5-1.
If a 10b5-1 trading plan does not provide for an “eligible sell-to-cover transaction” and is designed to effect the open market purchase or sale of the total amount of securities as a single transaction, the 10b5-1 trading plan may not be entered into unless:
•the individual entering into the 10b5-1 trading plan has not, during the prior 12-month period, adopted a 10b5-1 trading plan that was designed to effect the open-market purchase or sale of the total amount of securities to that plan in a single transaction; and
•such other 10b5-1 trading plan in fact was eligible to receive the affirmative defense under paragraph (c)(1) of Rule 10b5-1.

Any modification or change to the amount, price or timing of the purchase or sale of the Company’s securities underlying a 10b5-1 trading plan is considered a termination of such 10b5-1 trading plan and the adoption of a new 10b5-1 trading plan. A 10b5-1 trading plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such 10b5-1 trading plan and the adoption of a new 10b5-1 trading plan.
In approving a trading plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You must therefore confer with the Compliance Officer and receive approval prior to entering into or amending any trading plan.
The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt, cancel, or amend a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting, canceling, or amending the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy. Approval of a trading plan will not be deemed a representation by the Company that the plan complies with Rule 10b5-1, nor an assumption by the Company of any liability or responsibility to the plan owner or any other party if the plan does not comply with Rule 10b5-1.
Trading plans must be filed with the Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company. The Company may publicly disclose information regarding trading plans that you may enter.
This policy does not prohibit the purchase or sale of the Company’s securities by the Company in accordance with a 10b5-1 trading plan that complies with all applicable securities laws.
Receipt and vesting of stock options, restricted stock and stock appreciation rights
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock or stock appreciation rights in accordance with applicable plans and agreements or the exercise of a tax withholding right pursuant to which the Company withholds shares of the Company’s securities to satisfy tax withholding requirements upon the vesting of any such awards.
Exercise of stock options for cash
The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Purchases from the employee stock purchase plan
The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.
Certain 401(k) plan transactions
The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.

Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Inheritance
The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution.
Change in form of ownership
Transactions that involve merely a change in the form in which you own securities are permissible with the Company’s prior written approval. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
Other exceptions
Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT
Obligations under Section 16
Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons. The Company has provided, or will provide, memoranda and other materials addressing these matters.
The Company has determined that directors and executive officers are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company.
Notification requirements to facilitate Section 16 reporting
To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) as far in advance as possible to comply with Section 16 and no later than promptly following execution.
Personal responsibility
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.
ADDITIONAL INFORMATION
Delivery of Policy
This Policy will be delivered to all directors, officers, employees and agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, officer, employee and agent of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.
*     *     *
Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.
The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

AXON ENTERPRISE, INC.
INSIDER TRADING POLICY — PRE-CLEARANCE CHECKLIST
Person proposing to trade:
Proposed trade:
Manner of trade:
Proposed trade date:
☐     No blackout period. The proposed trade will not be made during a quarterly or special blackout period.
☐    No pension fund blackout under Reg. BTR.* There is no pension fund blackout period in effect.
☐    No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
☐    Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
☐    Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.
☐    Rule 144 compliance.
☐    The “current public information” requirement has been met (i.e., all 10-Ks, 10-Qs and other relevant reports during the last 12 months have been filed);
☐    The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
☐    Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;
☐    The manner of sale requirements will be met (a “broker’s transaction” or directly with a market maker); and
☐    A Form 144 has been completed and will be timely filed with the SEC and the relevant national securities exchange.
☐    Rule 10b-5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.
* Applies if the individual is a director or an officer subject to Section 16 of the Securities Exchange Act of 1934.

(Signature of Compliance Officer)

(Print name of Compliance Officer)
I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis.

(Signature of person proposing to trade)